Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 26, 2012

LEGGETT & PLATT REPORTS SECOND QUARTER EPS OF $.45

Carthage, MO, July 26, 2012 —

•	2Q EPS was $.45, compared to $.37 for 2Q of 2011.
•	2Q sales were $939 million, compared to $945 million last year.
•	2Q cash from operations was $81 million, a 50% increase versus the prior year.
•	2012 EPS guidance is increased to $1.35—1.50, on sales of $3.65—3.80 billion.

Leggett & Platt reported second quarter EPS of $.45, compared to $.37 last year. Second quarter 2012 EPS includes a $.04 unusual tax benefit and a $.02 benefit in discontinued operations associated with a previously divested business. Second quarter 2011 EPS included a $.02 benefit from unusual tax items.

Second quarter sales were $939 million, a $6 million, or 0.7%, decrease versus the prior year. Acquisitions, net of divestitures, increased sales by 1%. Same location sales declined approximately 2% due to lower trade sales at the steel rod mill, currency rates, and reduced store fixture sales. Apart from these three factors, same location sales increased 2%, with unit volumes flat to positive across the majority of the company. The strongest growth continues to come from the automotive and adjustable bed businesses.

Margin Improvement

President and CEO David S. Haffner commented, “We are pleased with the progress we continue to make. Second quarter EBIT margin increased from 8.4% last year to 9.2% for 2012. EBIT improved as a result of unit volume growth in certain businesses, our fourth quarter 2011 restructuring activity, and the Western Tube acquisition. We increased our full year EPS guidance to reflect the positive effect of second quarter’s unusual items and improved margins.

“We are maintaining a strong financial base. At quarter’s end, we had over $330 million available under our existing commercial paper program and revolver facility. Net debt to net capital was 33%, a decrease from 34% last quarter, and within our long-term 30%—40% target range.

“We continue to assess our overall performance by comparing our Total Shareholder Return (TSR1) to that of peer companies on a rolling three-year basis. For the three-year period that began January 1, 2010, we have so far (over the last 31 months) generated TSR of 8% per year on average, compared to average annual TSR of 10% for the S&P 500 index. Our performance ranks slightly below the median of the S&P 500 companies, short of our goal to achieve TSR in the top one-third of the S&P 500 over the long-term.”

Dividends and Stock Repurchases

In May, Leggett & Platt’s Board of Directors declared a $.28 quarterly dividend, one cent higher than last year’s second quarter dividend. Thus, 2012 marks the 41st consecutive annual dividend increase for the company, with a compound annual growth rate of 13%.

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price; assumes dividends are reinvested

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Notably, only 11 members of the S&P 500 have a longer string of consecutive annual dividend increases. Further, Leggett & Platt possesses the highest dividend yield among the S&P 500 Dividend Aristocrats that have posted over 30 consecutive annual dividend increases. At yesterday’s closing share price of $21.85, the indicated annual dividend of $1.12 per share generates a dividend yield of 5.1%.

Given its January cash outlay to acquire Western Pneumatic Tube, the company did not conduct any open-market repurchases of its stock during the second quarter. The company plans to eventually resume buying back its stock, subject to the outlook for the economy, the level of cash generation, and opportunities to strategically grow its businesses.

2012 Outlook

Leggett & Platt anticipates 2012 sales of approximately $3.65—3.80 billion. Based upon that sales expectation, the company projects 2012 EPS of $1.35 - 1.50. Full year guidance reflects significant EPS improvement over the prior four years, in which reported EPS was $.62, $.70, $1.15, and $1.04.

Over the last few years, Leggett & Platt significantly reduced its fixed cost structure, but purposely retained spare production capacity. Accordingly, unit sales can rebound appreciably without the need for large capital investment. As a result, the company has meaningful operating leverage that should benefit earnings as market demand rebounds.

For over 20 years the company has generated operating cash in excess of the amount needed to fund dividends and capital expenditures. That should again be true this year, with cash from operations expected to approach $350 million. Capital expenditures should be approximately $90 million for the year, and dividend payments should approximate $160 million.

For the full year, the company expects to issue approximately 2 million shares of its stock (via its employee benefit and stock purchase plans). The company has standing authorization from the Board of Directors to repurchase up to 10 million shares of its stock each year, but has established no specific repurchase commitment or timetable.

SEGMENT RESULTS – Second Quarter 2012 (versus the same period in 2011)

Residential Furnishings – Total sales increased $7 million, or 2%; unit volume increased 3%, but was partially offset by currency rate changes. EBIT (earnings before interest and income taxes) decreased $1 million, with the benefit from higher unit volumes more than offset by a weaker mix of sales in certain businesses.

Commercial Fixturing & Components – Total sales decreased $24 million, or 17%; same location sales decreased 10%, and the remainder of the decline is attributable to a small divestiture. EBIT decreased $4 million primarily due to reduced sales, absence of EBIT from divested operations, and higher restructuring-related expense. These earnings impacts were partially offset by restructuring-related benefits and other cost savings.

Industrial Materials – Total sales increased $7 million, or 3%. The Western acquisition increased sales by 8%; however, same location sales decreased 5% due to lower trade sales at the steel rod mill. EBIT improved by $4 million, as a result of the Western acquisition and last year’s restructuring activity.

Specialized Products – Total sales increased $9 million, or 5%; unit volume grew by 8%, but was partially offset by currency rate changes. EBIT improved $5 million, or 21%, largely due to higher sales.

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Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, July 27. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Third quarter results will be released after the market closes on Monday, October 29, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 129-year-old firm is comprised of 20 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) adjustable bed bases; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

- David M. DeSonier,     Senior Vice President of Corporate Strategy and Investor Relations

- Susan R. McCoy,         Staff Vice President of Investor Relations

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LEGGETT & PLATT				July 26, 2012

RESULTS OF OPERATIONS	SECOND QUARTER			YEAR TO DATE
(In millions, except per share data)	2012	2011	Change	2012	2011	Change
Net sales (from continuing operations)	$938.8	$945.2	(1%)	1,885.6	$1,841.0	2%
Cost of goods sold	751.6	763.3		1,520.1	1,489.1

Gross profit	187.2	181.9		365.5	351.9
Selling & administrative expenses	92.5	98.1	(6%)	190.4	193.9	(2%)
Amortization	6.4	4.9		12.6	9.7
Other expense (income), net	2.1	(0.2)		1.7	(5.0)

Earnings before interest and taxes	86.2	79.1	9%	160.8	153.3	5%
Net interest expense	8.0	7.1		15.8	15.1

Earnings before income taxes	78.2	72.0		145.0	138.2
Income taxes	15.2	16.5		37.5	36.4

Net earnings from continuing operations	63.0	55.5		107.5	101.8
Discontinued operations, net of tax	2.4	—		2.4	—

Net earnings	65.4	55.5		109.9	101.8
Less net income from non-controlling interest	(0.5)	(0.8)		(1.0)	(2.1)

Net earnings attributable to L&P	$64.9	$54.7	19%	$108.9	$99.7

Earnings per diluted share
From continuing operations	$0.43	$0.37		$0.73	$0.67
From discontinued operations	$0.02	$0.00		$0.02	$0.00
Net earnings per diluted share	$0.45	$0.37	22%	$0.75	$0.67	12%
Shares outstanding
Common stock (at end of period)	140.5	141.5		140.5	141.5
Basic (average for period)	144.1	145.6		143.8	147.4
Diluted (average for period)	145.4	147.4		145.3	149.1

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(In millions)	2012	2011	Change	2012	2011	Change
Net earnings	$65.4	$55.5		$109.9	$101.8
Depreciation and amortization	28.7	30.2		57.7	60.3
Working capital decrease (increase)	(19.9)	(45.5)		(46.7)	(92.0)
Asset Impairment	0.9	0.4		1.0	3.4
Other operating activity	6.1	13.6		24.4	27.5

Net Cash from Operating Activity	$81.2	$54.2	50%	$146.3	$101.0	45%
Additions to PP&E	(19.7)	(21.1)		(37.3)	(37.8)	(1%)
Purchase of companies, net of cash	(1.0)	(4.1)		(189.8)	(4.7)
Proceeds from asset sales	3.2	1.5		7.4	18.6
Dividends paid	(39.2)	(39.1)		(78.2)	(78.8)
Repurchase of common stock, net	(0.3)	(47.4)		(2.8)	(157.1)
Additions (payments) to debt, net	(7.8)	38.4		196.4	84.1
Other	(6.4)	25.5		(7.1)	33.5

Increase (Decr.) in Cash & Equiv.	$10.0	$7.9		$34.9	$(41.2)

FINANCIAL POSITION	30-Jun
(In millions)	2012	2011	Change
Cash and equivalents	$271.2	$203.3
Receivables	557.6	567.9
Inventories	517.6	507.1
Other current assets	53.7	39.6

Total current assets	1,400.1	1,317.9	6%
Net fixed assets	581.1	618.0
Held for sale	19.5	19.9
Goodwill and other assets	1,239.4	1,138.9

TOTAL ASSETS	$3,240.1	$3,094.7	5%

Trade accounts payable	$320.2	$282.3
Current debt maturities	201.9	2.2
Other current liabilities	358.7	293.3

Total current liabilities	880.8	577.8	52%
Long term debt	821.0	856.6	(4%)
Deferred taxes and other liabilities	191.3	205.6
Equity	1,347.0	1,454.7	(7%)

Total Capitalization	2,359.3	2,516.9

TOTAL LIABILITIES & EQUITY	$3,240.1	$3,094.7

LEGGETT & PLATT
SEGMENT RESULTS	SECOND QUARTER			YEAR TO DATE
(In millions)	2012	2011	Change	2012	2011	Change
External Sales
Residential Furnishings	$472.4	$465.4	1.5%	$963.0	$922.8	4.4%
Commercial Fixturing & Components	113.7	137.3	(17.2%)	226.9	265.1	(14.4%)
Industrial Materials	170.5	166.3	2.5%	338.0	311.8	8.4%
Specialized Products	182.2	176.2	3.4%	357.7	341.3	4.8%

Total	$938.8	$945.2	(0.7%)	$1,885.6	$1,841.0	2.4%

Inter-Segment Sales
Residential Furnishings	$2.3	$2.3		$4.3	$4.6
Commercial Fixturing & Components	1.2	1.5		2.2	2.7
Industrial Materials	65.5	62.8		135.7	127.6
Specialized Products	13.7	10.3		23.5	20.1

Total	$82.7	$76.9		$165.7	$155.0

Total Sales
Residential Furnishings	$474.7	$467.7	1.5%	$967.3	$927.4	4.3%
Commercial Fixturing & Components	114.9	138.8	(17.2%)	229.1	267.8	(14.5%)
Industrial Materials	236.0	229.1	3.0%	473.7	439.4	7.8%
Specialized Products	195.9	186.5	5.0%	381.2	361.4	5.5%

Total	$1,021.5	$1,022.1	(0.1%)	$2,051.3	$1,996.0	2.8%

EBIT
Residential Furnishings	$40.0	$41.2	(3%)	$80.2	$83.3	(4%)
Commercial Fixturing & Components	3.1	7.5	(59%)	10.3	15.7	(34%)
Industrial Materials	17.8	13.6	31%	29.6	27.6	7%
Specialized Products	25.9	21.4	21%	43.8	39.5	11%
Intersegment eliminations and other	(3.2)	(1.1)		(5.2)	(3.8)
Change in LIFO reserve	2.6	(3.5)		2.1	(9.0)

Total	$86.2	$79.1	9%	$160.8	$153.3	5%

EBIT Margin [1]	Basis Pts					Basis Pts
Residential Furnishings	8.4%	8.8%	(40)	8.3%	9.0%	(70)
Commercial Fixturing & Components	2.7%	5.4%	(270)	4.5%	5.9%	(140)
Industrial Materials	7.5%	5.9%	160	6.2%	6.3%	(10)
Specialized Products	13.2%	11.5%	170	11.5%	10.9%	60

Overall from Continuing Operations	9.2%	8.4%	80	8.5%	8.3%	20

LAST SIX QUARTERS	2011				2012
Selected Figures	1Q	2Q	3Q	4Q	1Q	2Q
Trade Sales ($ million)	896	945	941	854	947	939
Sales Growth (vs. prior year)	10%	8%	9%	7%	6%	(1%)
EBIT ($ million)	74	79	72	13	75	86
EBIT Margin	8.3%	8.4%	7.6%	1.5%	7.9%	9.2%
Net Earnings—excludes discontinued oper. ($m)	45	55	45	9	44	65
Net Margin—excludes discontinued operations	5.0%	5.8%	4.8%	1.0%	4.6%	6.9%
EPS—continuing operations (diluted)	$0.30	$0.37	$0.31	$0.06	$0.30	$0.43
Cash from Operations ($ million)	47	54	101	127	65	81

Net Debt to Net Capitalization
Long term debt	821.9	856.6	897.3	833.3	1046.8	821.0
Current debt maturities	2.2	2.2	2.1	2.5	2.5	201.9
Less cash and equivalents	(195.4)	(203.3)	(218.8)	(236.3)	(261.2)	(271.2)

Net Debt	628.7	655.5	680.6	599.5	788.1	751.7

Total capitalization	2481.2	2516.9	2418.3	2329.1	2586.6	2359.3
Current debt maturities	2.2	2.2	2.1	2.5	2.5	201.9
Less cash and equivalents	(195.4)	(203.3)	(218.8)	(236.3)	(261.2)	(271.2)

Net Capitalization	2288.0	2315.8	2201.6	2095.3	2327.9	2290.0

Long Term Debt to Total Capitalization	33.1%	34.0%	37.1%	35.8%	40.5%	34.8%
Net Debt to Net Capital	27.5%	28.3%	30.9%	28.6%	33.9%	32.8%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Furnishings	6%	2%	6%	6%	7%	1%
Commercial Fixturing & Components	(9%)	(2%)	(5%)	(4%)	(8%)	(10%)
Industrial Materials	19%	18%	18%	18%	6%	(5%)
Specialized Products	28%	20%	17%	6%	6%	5%
Overall from Continuing Operations	10%	8%	9%	6%	4%	(2%)

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

nm = not meaningful